Exhibit 99.1
Regulation BTR Notice to Executive Officers and Directors

TO:	Executive Officers and Directors of Stewart Enterprises, Inc.

FROM:	Thomas M. Kitchen

DATE:	May 5, 2006

SUBJECT:	Notice of Termination of Blackout Period Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”)
On October 24, 2005, we advised you that Stewart Enterprises, Inc. (the “Company”) was delayed in filing a complete Form 10-Q for the quarter ended July 31, 2005 with the Securities and Exchange Commission. As a result of the incomplete filing the Company was unable to utilize its Form S-8 Registration Statements for the sale of its Class A Common Stock to employees through employee benefit plans. The Company suspended purchases of its shares through these plans. This suspension triggered a “blackout period” during which executive officers and directors were prohibited from engaging in certain transactions in Company equity securities.
The Company has now filed all reports required under Section 13 of the Securities Exchange Act of 1934 in complete form and Form S-8 is again available. Consequently, the “blackout period” with respect to transactions in Company securities by executive officers and directors has ended effective 5:00 p.m. Central Daylight Time on May 5, 2006. Keep in mind, however, that you are still subject to the Company’s insider trading policy and all federal securities laws applicable to trading in Company stock by insiders.
If you have any questions concerning this notice, please contact me at 504-729-1400.